Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-166116 and 333-166117 and Form S-8 Nos. 333-166118, 333-131619, 333-135356 and 333-147745) of Zalicus Inc. and in the related Prospectuses of our reports dated March 9, 2012, with respect to the consolidated financial statements of Zalicus Inc., and the effectiveness of internal control over financial reporting of Zalicus Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 9, 2012